EXHIBIT 99.1

NEWS RELEASE

Valerie C. Carlson
Corporate Communications
203.338.2351 Fax: 203.338.3461
Valerie.Carlson@peoples.com

FOR IMMEDIATE RELEASE

November 20, 2007

PEOPLE’S UNITED FINANCIAL ANNOUNCES

ELECTION DEADLINE FOR CHITTENDEN SHAREHOLDERS

BRIDGEPORT, CT – People’s United Financial, Inc. (NASDAQ: PBCT) announced today that December 24, 2007 has been set as the deadline for merger consideration elections in connection with People’s United’s pending acquisition of Chittenden Corporation (NYSE: CHZ). Completion of the acquisition is expected to occur on or around January 1, 2008, subject to customary closing conditions, including receipt of approvals from various federal and state regulatory agencies, as well as the approval of the related merger agreement by Chittenden shareholders at a special meeting scheduled to take place on November 28, 2007.

Chittenden shareholders wishing to make an election regarding the consideration they would prefer to receive for their Chittenden shares must deliver to Mellon Investor Services LLC, the exchange agent, properly completed Election Forms and Letters of Transmittal, together with their stock certificates or properly completed notices of guaranteed delivery, by 5:00 P.M., New York City time, on Monday, December 24, 2007, the election deadline. Chittenden shareholders may elect cash, shares of People’s United common stock or a combination of the two for their Chittenden shares. All elections are subject to proration to ensure that approximately $1.013 billion in cash is paid in exchange for shares of Chittenden common stock, with all remaining shares of Chittenden common stock being converted into the right to receive shares of People’s United common stock. As a result, a Chittenden shareholder may not receive solely the form of consideration elected, and the extent to which a Chittenden shareholder receives the form of consideration elected will depend on the elections made by other Chittenden shareholders.

Chittenden shareholders who do not properly deliver such documentation to Mellon Investor Services LLC (at the address specified in the Election Form and Letter of Transmittal) prior to the election deadline will forfeit the right to select the form of consideration they would like to receive. If the acquisition is completed, such non-electing shareholders will be allocated People’s United common stock and/or cash depending on the elections made by other Chittenden shareholders. Under the merger agreement, People’s United and Chittenden have the right to extend the election deadline, in which case People’s United will issue a press release announcing the extension.

Chittenden shareholders will receive the Election Form and Letter of Transmittal beginning shortly after the special meeting of Chittenden shareholders scheduled for November 28, 2007. Thereafter, additional copies of such materials may be obtained by contacting Mellon Investor Services LLC, the information agent, at 1-877-251-3508 (within the U.S.) or 1-201-680-6805 (outside the U.S.).

Forward-Looking Statements

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all; (2) failure of the shareholders of Chittenden to approve the merger agreement; (3) failure to obtain governmental approvals of the merger, or imposition of adverse regulatory conditions in connection with such approvals; (4) disruptions to the parties’ businesses as a result of the announcement and pendency of the merger; (5) costs or difficulties related to the integration of the businesses following the merger; (6) changes in general, national or regional economic conditions; (7) changes in loan default and charge-off rates; (8) reductions in deposit levels necessitating increased borrowings to fund loans and investments; (9) changes in interest rates; (10) changes in levels of income and expense in noninterest income and expense related activities; and (11) competition.

For further information on these risk factors and uncertainties, please see People’s United’s filings with the Securities and Exchange Commission, including People’s United’s Annual Report on Form 10-K for the year ended December 31, 2006. People’s United and Chittenden undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

Additional Information About this Transaction

In connection with People’s United’s proposed acquisition of Chittenden, People’s United has filed a registration statement on Form S-4 with the Securities and Exchange Commission containing a proxy statement/prospectus dated October 19, 2007, which has been mailed to Chittenden shareholders. Investors are urged to read these materials, and any other documents filed by People’s United or Chittenden with the SEC, because they contain or will contain important information about People’s United, Chittenden and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by People’s United with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by People’s United by directing a written request to People’s United Financial, Inc., Bridgeport Center, 850 Main Street, Bridgeport, CT 06604, Attention: Investor Relations.

People’s United, Chittenden and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Chittenden in connection with the merger. Information about the directors and executive officers of People’s United and Chittenden and information about any other persons who may be deemed participants in this transaction is included in the proxy statement/prospectus.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

People’s United Financial is a diversified financial services company providing consumer and commercial banking services through a network of 160 People’s United Bank branches, including 75 locations in Super Stop & Shop stores. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

# # #

People’s United Bank. Everything Starts With You.